UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2007

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 825-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 502(b) Resignation of Director

Effective December 14, 2007, Michael Bode resigned from his position as a director of FuelCell Energy, Inc. (the “Company”).

Item 502(d) Election of New Director

Effective December 14, 2007, the Company appointed Christof von Branconi as a new director to the Board to replace the directorship position vacated by Michael Bode.

Since 2007, Mr. von Branconi, 47, has been the Executive Vice Present and Chief Operating Officer of the Onsite Energy Systems & Components Division of Tognum AG (“Tognum”), a company headquartered in Friedrichshafen, Germany, with approximately 8,000 employees and €2.5 billion in sales.

In 2006, Tognum acquired MTU Friedrichshafen and with it CFC Solutions GmbH, the Company’s distribution partner for Europe. CFC Solutions markets the HotModule® which uses the Company’s Direct FuelCell® (DFC®) technology with CFC Solutions’s balance of plant system.

Prior to Tognum, from 2004-2006, Mr. von Branconi was the Chief Operating Officer for Lurgi AG, a Frankfurt, Germany company specializing in gas technologies, including renewables, synthesis gas, hydrogen, carbon monoxide as well as sulfur recovery. Mr. von Branconi’s previous roles at Lurgi (from 1992-2002) included Manager of Controlling and Business Development. He was a regional director for ThyssenKrupp HiServe in Oberhausen, Germany in 2004 as well as Chief Operating Officer and Chief Financial Officer on the Executive Board for Technology and Commercial at Polyamid 2000 in Bradenburg, Germany from 2002-2003.

The Company issued a press release on December 20, 2007 announcing Mr. von Branconi’s appointment to the Board. A copy of the Company’s press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	FuelCell Energy, Inc., Press Release, issued December 20, 2007.

[remainder of page intentionally left blank]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: December 20, 2007	By:	/s/ Joseph G. Mahler
Joseph G. Mahler
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	FuelCell Energy, Inc., Press Release, issued December 20, 2007.